UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2018

WAYSIDE TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26408	13-3136104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Industrial Way West, Suite 300 Eatontown, New Jersey	07724
(Address of principal executive offices)	(Zip Code)

732-389-8950

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Vice President and Vice President

Dale Foster age 53, has been appointed as Executive Vice President of Wayside Technology Group, Inc. (the “Company”) effective as of January 3, 2018.

As Executive Vice President, Mr. Foster is eligible to participate in the Company’s 2012 Stock-Based Compensation Plan and the Executive Incentive Plan.  Pursuant to his offer of employment, Mr. Foster will receive an annual base salary of $250,000, subject to increase at the discretion of the Compensation Committee of the Company’s Board of Directors.  After 90 days of employment and a satisfactory performance review, Mr. Foster will receive a restricted stock grant of 20,000 shares that shall be subject to vesting in 16 quarterly installments or upon death or disability.  Additionally, he will be entitled to participate in some, if not all, of the Company’s benefit plans.

Mr. Foster’s employment with the Company is “at will” and may be terminated by the Company or Mr. Foster at any time, for any reason, with 30 days’ notice.  In the event the Company terminates Mr. Foster’s employment without cause or Mr. Foster terminates his employment for good reason, Mr. Foster will be entitled to receive a severance payment equal to six months of his base salary in effect at the time of termination and any un-vested portion of his restricted stock grant will immediately vest.  Additionally, as a condition of his employment, Mr. Foster entered into a confidentiality, non-compete and non-solicitation agreement.  Pursuant to such agreement, Mr. Foster agrees, among other things, not to (i) disclose trade secrets and confidential information during the term of his employment with the Company and thereafter, (ii) compete with the Company during the term of his employment and (iii) solicit any client, customer or employee of the Company during the term of his employment and for a period of one year thereafter.

Mr. Foster Previously served as Executive Director and General Manager of Promark Technology Inc. since November 2012. Prior to that he Served as President and CEO of Promark prior to a change in ownership.

Appointment of Vice President New Business Development

Charles Bass age 52, has been appointed as Vice President New Business Development of Wayside Technology Group, Inc. (the “Company”) effective as of January 3, 2018.

As Vice President New Business Development, Mr. Bass is eligible to participate in the Company’s 2012 Stock-Based Compensation Plan and the Executive Incentive Plan.  Pursuant to his offer of employment, Mr. Bass will receive an annual base salary of $250,000, subject to increase at the discretion of the Compensation Committee of the Company’s Board.  After 90 days of employment and a satisfactory performance review, Mr. Bass will receive a restricted stock grant of 10,000 shares that shall be subject to vesting in 16 quarterly installments or upon death or disability.  Additionally, he will be entitled to participate in some, if not all, of the Company’s benefit plans.

Mr. Bass’s employment with the Company is “at will” and may be terminated by the Company or Mr. Bass at any time, for any reason, with 30 days’ notice.  In the event the Company terminates Mr. Bass’ employment without cause or Mr. Bass terminates his employment for good reason, Mr. Bass will be entitled to receive a severance payment equal to six months of his base salary in effect at the time of termination and any un-vested portion of his restricted stock grant will immediately vest.  Additionally, as a condition of his employment, Mr. Bass entered into a confidentiality, non-compete and non-solicitation agreement.  Pursuant to such agreement, Mr. Bass agrees, among other things, not to (i) disclose trade secrets and confidential information during the term of his employment with the Company and thereafter, (ii) compete with the Company during the term of his employment and (iii) solicit any client, customer or employee of the Company during the term of his employment and for a period of one year thereafter.

Mr. Bass previously served as Vice President Worldwide Channel Sales at Blue Medora since October 2016. From August 2015 to October 2016 he served as Vice President Worldwide sales for Tegile Inc., and from November 2010 to August 2015 he served as Vice President, Alliances, Marketing and Western Sales for Promark Technology Inc.

Departure of Executive Vice President of Sales

As previously announced on October 26, 2016, William Botti, who served as the Company’s Executive Vice President of Sales since April 2014 retired from the Company effective as of December 31, 2017. Mr. Botti was entitled to his unused vacation, his 2017 Management Bonus and 2,446 shares of restricted stock to vest in February 2017 upon his retirement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated  January 4, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAYSIDE TECHNOLOGY GROUP, INC.

Date: January 4, 2018	By:	/s/ Simon F. Nynens
	Name:	Simon F. Nynens
	Title:	Chairman of The Board, President and Chief Executive Officer